Exhibit (a)(1)(H)

[Fidelity Letterhead]

IMMEDIATE ATTENTION REQUIRED

August 7, 2017

RE:  The WebMD 401(k) Savings Plan

Dear Plan Participant:

On July 24, 2017, WebMD Health Corp. (“WebMD”) and Diagnosis Merger Sub, Inc. (the “Purchaser”), an affiliate of Internet Brands, a KKR portfolio company, announced that the Purchaser has entered into a definitive agreement (the “Merger Agreement”) to acquire WebMD.  As part of the acquisition, the Purchaser is commencing a tender offer (the “Offer”) to purchase all outstanding shares (the “Shares”) of WebMD at a purchase price of $66.50 per Share subject to terms and conditions set forth in the enclosed Offer to Purchase, dated August 7, 2017 (the “Offer to Purchase”).

Our records reflect that, as a participant in the WebMD 401(k) Savings Plan (the “Plan”), all or a portion of your individual account is invested in the WebMD Stock Fund (the “WebMD Stock Fund”). As a participant in the Plan, you have the right to direct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, to tender the Shares attributable to your account under the Plan.

If you would like to direct the tender of some or all of the Shares attributable to your Plan account in response to this Offer, you will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on Friday, September 1, 2017, unless the Offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the extended expiration date of the Offer, if feasible. If you do not wish to direct the tender of any portion of the Shares attributable to your Plan account, you do not need to take any action.  If you do not properly complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares related to your individual account under the Plan will be tendered.  If the Offer is successful, each Share that is not tendered pursuant to the Offer will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, without interest, in the Merger. As described in greater detail elsewhere in this letter, you may also use the website www.proxyvote.com/tender to provide your direction.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for providing direction to Fidelity.  In order to understand the Offer fully, you should also carefully review the more detailed explanation provided in the Offer to Purchase and the Recommendation Statement on Schedule 14D-9 enclosed with this letter.

BACKGROUND

The Purchaser has made the Offer to WebMD stockholders to purchase all issued and outstanding Shares at a price of $66.50 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. Promptly after the closing of the Offer, the Purchaser will merge with and into WebMD (the ÒMergerÓ), with WebMD continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of MH Sub I (“Parent”). In the Merger, each Share that is not tendered pursuant to the Offer (other than Shares held in the treasury of WebMD or owned by any direct or indirect wholly-owned subsidiary of WebMD and Shares owned by Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of Parent, or by any stockholder of WebMD who has properly exercised its appraisal rights under Section 262 of the General Corporation Law of the State of Delaware) will at the effective time of the Merger be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, less applicable withholding taxes and without interest. The Offer to Purchase sets forth the terms and conditions of the Offer and is being provided to all of WebMD’s stockholders. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Offer to Purchase carefully and in its entirety.

The Offer extends to the Shares held by the Plan. As of July 25, 2017, the Plan had approximately 30,491 Shares allocated to participant accounts. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account in the Plan. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator (or provide direction to Fidelity via the Internet) on a timely basis, you will be deemed to have elected NOT to participate in the Offer and no Shares attributable to your Plan account will be tendered.  However, if the Offer is successful, Parent and WebMD intend to effect a merger wherein all remaining WebMD shares will be converted into the right to receive cash in an amount equal to $66.50 per Share, less applicable withholding taxes and without interest.

Fidelity will tender Shares in the Plan that have not been allocated to an individual account in the same proportion as Fidelity tenders Shares for which it receives participant directions, unless otherwise required by applicable law. As more fully described below, the cash proceeds will be paid directly to the Plan and not to the individual participants and, subject to Plan rules, will remain in the Plan.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate participant directions. Neither Fidelity nor their affiliates or agents will make your individual direction available to WebMD or Parent.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Direction Form which may be completed and returned to Fidelity’s tabulator.  Please note that the Direction Form indicates the number of Shares attributable to your individual account as of July 25, 2017. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of Friday, September 1, 2017, or as of a later date if the Offer is extended.

If you do not properly complete and return the Direction Form (or do not provide direction via the Internet) by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Direction Form, you must do the following:

(1)	On the face of the Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

• CHECK BOX 1 if you want ALL of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer.

• CHECK BOX 2 if you want to tender A PORTION of the Shares attributable to your individual account. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender for sale in accordance with the terms of this Offer. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account under the Plan.

• CHECK BOX 3 if you DO NOT want any of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

(2)          Date and sign the Direction Form in the space provided.

(3)          Return the Direction Form in the enclosed return envelope so that it is RECEIVED by Fidelity’s tabulator at the address on the return envelope not later than 4:00 p.m., New York City time, on Friday, September 1, 2017, unless the Offer is extended, in which case the participant deadline shall be three business days prior to the extended expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Broadridge, Attn: BCIS-VP 401K Plan Processing, 51 Mercedes Way, Edgewood, NY 11717. Direction Forms sent via facsimile will not be accepted.

You may also use the Internet to provide directions to Fidelity.  If you wish to use the Internet to provide your directions to Fidelity, please go to website www.proxyvote.com/tender.  You will be asked to enter the 16-digit control number from your Direction Form into the box directly under “Enter Control Number” and click on the Submit button.  You will then be able to provide your direction to Fidelity on the following screen.  Fill in the blank box provided with the percentage of Shares attributable to your account you wish to direct Fidelity to tender on your behalf.  You may choose to elect less than 100%; in such event the remaining percentage of the Shares attributable to your account will be considered undirected.  Please note that you are not allowed to elect more than 100%; you will get an error message if you do so and will be asked to make a new election.  The website will be available 24 hours per day through 4:00 p.m., New York City time, on Friday, September 1, 2017.

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on Friday, September 1, 2017, unless the Offer is extended.  In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at (800) 835-5097, or submit new directions via the Internet, as described above. Upon timely receipt of a new, properly completed and signed Direction Form, or new direction via the Internet, your previous direction will be deemed canceled and replaced by your new direction.

After the deadline above for providing direction to Fidelity’s tabulator, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan.

EFFECT OF TENDER ON YOUR ACCOUNT

Unless the Plan deadline is extended prior to such time, all loans and distributions involving the WebMD Stock Fund will be prohibited effective as of 4:00 p.m., New York City time, on Thursday, August 31, 2017 and all other transactions regarding the Stock Fund will be prohibited effective as of 4:00 p.m., New York City time, on Friday, September 1, 2017, until all processing related to the Merger has been completed, unless the Merger Agreement is terminated.  In the event that the Offer is extended, the freeze on these transactions will, if administratively feasible, be temporarily lifted until three business days prior to the new completion date of the Offer, as extended, at which time a new freeze on these WebMD Stock Fund transactions will commence. You can call Fidelity at (800) 835-5097 to obtain updated information on WebMD Stock Fund freezes.

INVESTMENT OF PROCEEDS

For any Shares held by the Plan that are tendered, Parent will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

Fidelity will invest Offer and Merger proceeds received with respect to Shares attributable to your account in the Fidelity Freedom K Income Fund as soon as administratively possible after receipt of proceeds, which Fidelity anticipates will be completed the week of September 18, 2017. You may call Fidelity at (800) 835-5097 or access your account through NetBenefits after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Freedom K Income Fund invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity at (800) 835-5097. If you require additional information concerning the terms and conditions of the Offer, please call Innisfree M&A Incorporated, the Information Agent, toll free at (877) 456-3524.

Sincerely,

Fidelity Management Trust Company

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. ATTN: REORGANIZATION DEPARTMENT P.O. BOX 9116 FARMINGDALE, NY 11735-9547
BY INTERNET - www.proxyvote.com/tender
If you wish to use the Internet to provide your directions regarding participation in the Offer, please go to the website www.proxyvote.com/tender, enter the 16-digit control number from your Trustee Direction Form (located in the box below next to the arrow) and click on the Submit button.  You will then be able to provide your direction regarding participation in the Offer on the following screen.

BY HAND OR OVERNIGHT DELIVERY Broadridge, Attn: BCIS-VP 401K Plan Processing, 51 Mercedes Way, Edgewood, NY 11717

BY MAIL Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735-9547
E32044-TBD

Direction Forms that are not timely received by Fidelity’s tabulation agent, and those received without a box checked below or with more than one box checked, will be treated as a direction NOT to tender Shares.

As of July 25, 2017, the number of Shares attributable to your account in the Plan is shown above your control number.

In connection with the Offer to Purchase, dated August 7, 2017 (the “Offer”), I hereby  instruct Fidelity to tender the Shares credited to my account under the Plan as of September 1, 2017, unless a later deadline is announced, as follows (check only one box and complete):

MAKE YOUR SELECTION

Box 1 I direct Fidelity to tender ALL of the Shares attributable to my account.	☐

Box 2          I direct Fidelity to tender _____ percent (insert a percentage in whole numbers, 1% - 99%) of the Shares attributable to my account.  (If you check Box 2 but fail to insert a percentage, your direction will be  treated as a direction NOT to tender any of your Shares.)
☐

Box 3 I direct Fidelity NOT to tender any of the Shares attributable to my account.	☐

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

E32045-TBD
DIRECTION FORM WEBMD HEALTH CORP. TENDER OFFER WEBMD 401(K) SAVINGS PLAN BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY ALL ENCLOSED MATERIALS

PLEASE NOTE THAT IF YOU DO NOT PROVIDE TO FIDELITY’S TABULATION AGENT A PROPERLY COMPLETED, SIGNED DIRECTION FORM BY 4:00 P.M., NEW YORK CITY TIME ON SEPTEMBER 1, 2017, OR PROVIDE TIMELY DIRECTIONS THROUGH  THE INTERNET, UNLESS THE OFFER IS EXTENDED, THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT WILL NOT BE TENDERED, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the WebMD 401(k) Savings Plan.

This Direction Form, if properly signed, completed and received by Fidelity’s tabulation agent in a timely manner, will supersede any previous direction with respect to your account in the Plan.

If you wish to use the Internet to provide your directions to Fidelity, please go to the website www.proxyvote.com/tender, enter the 16-digit control number from your Direction Form (located in the box on the reverse side next to the arrow) and click on the Submit button.  You will then be able to provide your direction to Fidelity on the following screen.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.